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                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 33-65493

PROSPECTUS SUPPLEMENT
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(TO PROSPECTUS DATED JANUARY 22, 1996)
(as supplemented by Prospectus Supplements dated February 28, 1996, April 18, 1996, May 28, 1996, June 5, 1996, June 17, 1996, June 20, 1996, June 25, 1996,
June 28, 1996, July 10, 1996, July 26, 1996, August 20, 1996, September 17,
1996, September 24, 1996, October 18, 1996, November 14, 1996, December 20, 1996, January 3, 1997, January 9, 1997, January 13, 1997 and January 28, 1997)

                           TELE-COMMUNICATIONS, INC.

           TELE-COMMUNICATIONS, INC. SERIES A TCI GROUP COMMON STOCK
                               ($1.00 PAR VALUE)
      TELE-COMMUNICATIONS, INC. SERIES A LIBERTY MEDIA GROUP COMMON STOCK
                               ($1.00 PAR VALUE)

                                ---------------

  The following Selling Stockholders sold shares of the Company's
Tele-Communications, Inc. Series A TCI Group Common Stock ("TCOMA") and Tele-Communications, Inc. Series A Liberty Media Group Common Stock ("LBTYA") on the dates, in the amounts and at the prices set forth below:

  On June 17, 1997, Leslie C. Naify sold 30,627 shares of TCOMA at $16.875 per share and 3,485 shares of LBTYA at $25.625 per share. On June 18, 1997, Leslie
C. Naify sold 8,000 shares of LBTYA at $25.625 per share. On June 20, 1997, Valerie Naify sold 50,000 shares of TCOMA at $16.875 per share and 18,750 shares of LBTYA at $24.875 per share. On July 24, 1997, John M. Sherwood as Trustee of the Acela Cortese 1983 Trust sold 23,484 shares of TCOMA at $15.875 per share and 8,806 shares of LBTYA at $25.75 per share. On July 24, 1997, Marshall Naify as Trustee under the Michael Stephen Naify 1963 Trust sold 40,000 shares of TCOMA at $15.875 per share and 15,000 shares of LBTYA at $25.50 per share. On August 12, 1997, Marshall Naify as Trustee under the Michael Stephen Naify 1963 Trust sold 40,000 shares of TCOMA at $18.9375 per share and 15,000 shares of LBTYA at $25.5625 per share. On August 18, 1997, Josephine Naify as Trustee of the Josephine Naify 1997 Family Trust sold 50,000 shares of TCOMA at $18.4375 per share, 5,650 shares of LBTYA at $24.625 per share and 13,100 shares of LBTYA at $24.875 per share. On September 5, 1997, Josephine Naify as Trustee of the Josephine Naify 1997 Family Trust sold 25,000 shares of TCOMA at $18.75 per share, 25,000 shares of TCOMA at $19 per share, 9,375 shares of LBTYA at $27.375 per share and 9,375 shares of LBTYA at $27.5 per share. On September 8, 1997, Josephine Naify as Trustee of the Josephine Naify 1997 Family Trust sold 25,000 shares of TCOMA at $19.3125 per share and 9,375 shares of LBTYA at $27.625 per share. On September 12, 1997, Josephine Naify as Trustee of the Josephine Naify 1997 Family Trust sold 25,000 shares of TCOMA at $19.5 per share and 9,375 shares of LBTYA at $27.0625 per share. On September 30, 1997, Josephine Naify as Trustee of the Josephine Naify 1997 Family Trust sold 35,000 shares of TCOMA at $20.1875 per share and 18,750 shares of LBTYA at $30 per share.

  319,111 shares of TCOMA and 125,291 shares of LBTYA were sold by Selling Stockholders other than Valerie Naify to Montgomery Securities, as principal. 50,000 shares of TCOMA and 18,750 shares of LBTYA were sold by Valerie Naify to Merrill Lynch, as principal. No commission or other compensation was paid to either Montgomery Securities or Merrill Lynch in connection with such sales.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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           The date of this Prospectus Supplement is October 2, 1997

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  Immediately following the sales described above, Leslie C. Naify beneficially owned 232,456 shares of TCOMA and 87,171 shares of LBTYA which are issuable upon the conversion of certain Notes, and which shares represent less than one percent of the outstanding shares of TCOMA and LBTYA, respectively. Immediately following the sales described above, Valerie Naify beneficially owned 111,428 shares of TCOMA and 41,785 shares of LBTYA which are issuable upon the conversion of certain Notes, and which shares represent less than one percent of the outstanding shares of TCOMA and LBTYA, respectively. Immediately following the sales described above, John M. Sherwood as Trustee under the Acela Cortese 1983 Trust did not own any shares of TCOMA or LBTYA. Immediately following the sales described above, Marshall Naify as Trustee under the Michael Stephen Naify 1963 Trust beneficially owned 44,380 shares of TCOMA and 16,642 shares of LBTYA which are issuable upon the conversion of certain Notes, and which shares represent less than one percent of the outstanding shares of TCOMA and LBTYA, respectively. The share numbers in the preceding sentence do not include any shares of TCOMA or LBTYA which Marshall Naify may own individually. Immediately following the sales described above, Josephine Naify as Trustee of the Josephine Naify 1997 Family Trust beneficially owned 682,850 shares of TCOMA and 345,356 shares of LBTYA which are either held outright or in brokerage houses or are issuable upon the conversion of certain Notes, and which shares represent less than one percent of the outstanding shares of TCOMA and LBTYA, respectively.

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